Exhibit 23.1

 Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts”, “Summary Financial Data” and “Selected Consolidated Financial and Other Data” and to the use of our report dated November 5, 2014 (except as to Note 23, as to which the date is December 9, 2014), in the Registration Statement (Form S-1 No. 333-199958) and related Prospectus of James River Group Holdings, Ltd. for the registration of its common shares.

/s/ Ernst & Young LLP

Richmond, Virginia

December 9, 2014